Exhibit 10.2

PROJECT 500

PERFORMANCE AWARD UNDER
SIX FLAGS ENTERTAINMENT CORPORATION
LONG-TERM INCENTIVE PLAN

Award	•

Eligibility: On the terms in the documents governing the Project 500 Award, Mr. / Ms.                      (“Executive”) will be granted a Project 500 Award on the Grant Date after the Company achieves $500 million of Modified EBITDA in the 2013, 2014 or 2015 calendar year (“Target EBITDA”) provided such Executive is employed on the first day of the calendar year immediately following the calendar year during which such Target EBITDA is achieved.

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Target Award:  The number of shares included in the Executive’s Project 500 Award if the Target EBITDA is achieved in calendar year 2015 and there has been no Early Achievement Award or Partial Achievement Award will be equal to                shares (“Target Award”).

	•	Early Achievement Awards:

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2013: If Target EBITDA is achieved in calendar year 2013, the Target Award is increased by 35% and a grant of [135% x Target Award] shares will be made on the Grant Date. No additional grants of shares under this Performance Award would be made.

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2014: If the Target EBITDA is achieved in calendar year 2014 and there was no 2013 Partial Achievement Award, the Target Award is increased by 15% and a grant of [115% x Target Award] shares will be made on the Grant Date. No additional grants of shares under this Performance Award would be made.

	•	Partial Achievement Awards:

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2013: If $475 million of Modified EBITDA (“Partial Achievement EBITDA”) but not Target EBITDA is achieved in calendar year 2013, a grant of [75% x 135% x Target Award] shares (“2013 Partial Achievement Award”) will be made on the Grant Date.

The excess by which the Modified EBITDA for calendar year 2013 exceeds $475 million is referred to as “Excess 2013 Modified EBITDA”.

		•	2014: A “2014 Partial Achievement Award” is:

If no 2013 Partial Achievement Award was earned, then if the Modified EBITDA in calendar year 2014 equals or exceeds $475 million of Modified EBITDA but Target EBITDA is not achieved in calendar year 2014, a grant of [50% x 115% x Target Award] shares will be made on the Grant Date.

If a 2013 Partial Achievement Award was earned, then if Modified EBITDA in calendar year 2014 equals or exceeds (i) $475 million less (ii) the Excess 2013 Modified EBITDA, a grant of [25% x 115% x Target Award] shares will be made on the Grate Date. No additional grants of shares under this Performance Award would be made.

The excess by which the Modified EBITDA for calendar year 2014 exceeds $475 million is referred to as “Excess 2014 Modified EBITDA”.

•	2015: A “2015 Partial Achievement Award” is:

If neither a 2014 Partial Achievement Award nor a 2013 Partial Achievement Award was earned, then if Modified EBITDA in calendar year 2015 equals or exceeds $475 million but Target EBITDA is not achieved in calendar year 2015, a grant of [50% x Target Award] shares will be made on the Grant Date. No additional grants of shares under this Performance Award would be made.

If a 2014 Partial Achievement Award was earned but no 2013 Partial Achievement Award was earned, then if Modified EBITDA in calendar year 2015 equals or exceeds (i) $475 million less (ii) the Excess 2014 Modified EBITDA, a grant of [50% x Target Award] shares will be made on the Grant Date. No additional grants of shares under this Performance Award would be made.

Grant Date	•

The grant date of any Project 500 Award will be the date of the Compensation Committee’s certification of the achievement of the Modified EBITDA required for the applicable Target Award, Early Achievement Award or Partial Achievement Award after completion of the Audit Committee’s review of the Company’s audited financial statements for the applicable calendar year.  Such certification and grant shall occur during the calendar year following the calendar year during which the requisite Modified EBITDA was achieved.  To receive a grant of shares under the Project 500 Award, (i) the Company must have a profit for at least one of the 2013, 2014 or 2015 calendar years and (ii) unless otherwise determined by the Compensation Committee, the Executive must be employed by the Company or its affiliates on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved.

Modified EBITDA	•

Modified EBITDA has the meaning contained in the notes to the financial statements filed with the Company’s quarterly earnings releases, subject to potential adjustments by the Compensation Committee as set forth in the following sentence. In the event of acquisitions, dispositions, extraordinary or other unusual or one-time transactions and other events set forth in Section 9(d)(ii) of the Long-Term Incentive Plan, the Compensation Committee, in consultation with the Audit Committee, shall equitably adjust the applicable Modified EBITDA level(s) necessary to earn an Early Achievement Award, Partial Achievement Award and Target Award.

[Stockholder Approval	•

Executive understands and acknowledges that this Project 500 Award is contingent upon and subject to the receipt by the Company of stockholder approval of an amendment to the Long-Term Incentive Plan to increase the number of shares available under the Long-Term Incentive Plan and, if such stockholder approval is not obtained, this award shall be null and void — J. Reid-Anderson and A. Weber awards.]

Other	•

Whether a Partial Achievement Award is earned for any calendar year shall be determined prior to whether a Target Award or Early Achievement Award is earned for such calendar year. The Target Award may be earned only if no Partial Achievement Award or Early Achievement Award was earned in any calendar year. For the sake of clarity, if (i) the Target EBITDA has been achieved in either 2013 or 2014, no additional grants of shares under this Performance Award would be made after such Early Achievement Award, (ii) there has been a 2014 Partial Achievement Award, the number of shares that will be issued upon achievement of the Target EBITDA in 2015 shall be determined pursuant to the rules applicable to 2015 Partial Achievement Awards or (iii) a 2013 Partial Achievement Award is earned but no 2014 Partial Achievement Award is earned, no additional grants of shares under this Performance Award would be made after such 2013 Partial Achievement Award.

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In the event of any significant merger or acquisition or other extraordinary transaction following the date of this Performance Award and prior to the last possible issuance of any shares, the Compensation Committee shall equitably adjust the Performance Award as it deems appropriate to preserve the value of the Performance Award to the Executive and the intended purpose of the Performance Award; provided that, notwithstanding anything to the contrary contained herein, in the event of a Change in Control, the Compensation Committee may terminate and cancel this Performance Award on such terms and conditions as it determines in its discretion, including without delivery of any shares hereunder or payment of any other consideration.

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The terms of this Performance Award supersede any applicable employment or other agreement provision which might be construed to vary the terms set forth in this Performance Award or otherwise entitle the Executive to a Target Award, Early Achievement Award or Partial Achievement Award other than on the terms set forth in this Performance Award and the Executive waives any such provision as a condition to receiving this Performance Award.

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The Project 500 Award may contain other customary terms and conditions determined by the Compensation Committee and is subject to the terms and conditions of the Long-Term Incentive Plan (except as modified herein).